Exhibit 10.34

*** Text Omitted and Filed Separately

Confidential Treatment Requested

Under 17 C.F.R. §§ 200.80(b)(4)

and 240.24b-2

SECOND AMENDMENT TO LICENSE AGREEMENT

This Second Amendment to the License Agreement and first amendment (JHU Agreement (JHTT # A02186 and A16248 dated 22-June-2006 and 05-May-2009, collectively, the “Agreement”), is entered into as of 20 December 2013 by and among CAPRICOR, INC, a Delaware corporation having an address at 8840 Wilshire Blvd, 2nd Floor, Beverly Hills, CA 90211 (“Company”), and Johns Hopkins University (“JHU”), having offices at 3400 N. Charles Street, Baltimore, MD 21218-2695.

RECITAL

In consideration of mutual promises contained herein, the parties hereto agree as follows:

AMENDMENT

1.                  Terms. Capitalized terms in this Amendment shall have the same meaning as those in the Agreement, unless specifically defined in this Amendment. All section and paragraph references refer to sections or paragraphs as applicable, in the Agreement. References to the term “Agreement” in the Agreement shall be deemed to include the Amendment.

2.                  Interpretation. Except as expressly modified herein, the Agreement shall remain in full force and effect in accordance with its terms. To the extent there are any inconsistencies or ambiguities between this Amendment and the Agreement, the terms of this Amendment shall supersede the Agreement.

3.                  Amendments to the License Agreement:

A.	Delete Paragraph 1.8 and replace with:

1.8 “LICENSED PRODUCT(S)” as used herein in either singular or plural shall mean any material, composition, drug, or other product, the manufacture, use, or sale of which by Company, an AFFILIATED COMPANY, or a SUBLICENSEE would constitute, but for the license granted to Company pursuant to this Agreement, an infringement of a VALID CLAIM of the PATENT RIGHTS (infringement shall include, but is not limited to, direct, contributory, or inducement to infringe).

B.	Delete Paragraph 1.9 and replace with:

1.9 “LICENSED SERVICE(S)” as used herein in cither singular or plural shall mean the performance on behalf of a third party by Company, an AFFILIATED COMPANY or a SUBLICENSEE of any method, including any drug discovery or screening, or the manufacture of any product or the use of any product or composition which would constitute, but for the license granted to Company pursuant to this Agreement, an infringement of a VALID CLAIM of the PATENT RIGHTS

(infringement shall include, but not be limited to, direct, contributory, or inducement to infringe).

C.	Add Paragraph 1.14

1.14 “VALID CLAIM” shall mean a claim of an issued patent or pending patent application included within the PATRENT RIGHTS, which claim has not (a) lapsed, been canceled or become abandoned, (b) been declared invalid or unenforceable by a non-appealable decision or judgment of a court or other appropriate body or authority of competent jurisdiction, or (c) been admitted to be invalid or unenforceable through reissue, disclaimer or otherwise, provided that an unissued claim in a pending application shall not constitute a VALID CLAIM beyond […***…] from the priority date of the application in which it is pending, provided further that if later issued such claim shall constitute a VALID CLAIM upon issuance.

D.	Add the following to 4.3 (“Infringement”), after the last sentence of section (a):

“Company may choose to delegate its first right to respond to any challenge or infringement of the PATENT RIGHTS to a SUBLICENSEE upon written permission of JHU.”

E.	Delete Paragraph 4.4 and replace with:

4.4 Recovery. Any recovery of monetary damages by Company or SUBLICENSEE under Paragraph 4.3(a) shall be allocated to the parties in the following manner: (a) first, Company and SUBLICENSEE, as applicable, shall be reimbursed for all costs and expenses incurred by it in connection with such action; […***…].

F.	Delete Paragraph 5.1 and replace with:

5.1 Reports.

a.                   Company shall provide to JHU within thirty (30) days of the end of each calendar quarter after the FIRST COMMERCIAL SALE, a written report to JHU of the amount of LICENSED PRODUCT(S) sold, and LICENSED SERVICE(S) sold, the total NET SALES and NET SERVICE REVENUES of such LICENSED PRODUCT(S) and LICENSED SERVICE(S), and the running royalties due to JHU as a result of NET SALES and NET SERVICE REVENUES by Company and AFFILIATED COMPANIES.

2	*Confidential Treatment Requested

Company shall provide to JHU within thirty (30) days of the end of each calendar quarter in which corresponding information is received from SUBLICENSEES and commencing after the FIRST COMMERCIAL SALE by a SUBLICENSEE, a written report to JHU of the amount of LICENSED PRODUCT(S) sold, and LICENSED SERVICE(S) sold, the total NET SALES and NET SERVICE REVENUES of such LICENSED PRODUCT(S) and LICENSED SERVICE(S), and the running royalties due to JHU as a result of NET SALES and NET SERVICE REVENUES by SUBLICENSEE(S) thereof.

b.                  Payment of any such royalties due shall accompany such report. The report of sales and royalties due shall be substantially in the format of the sales and royally report form given in Exhibit D. Prior to the FIRST COMMERCIAL SALE, Company shall submit to JHU, on an annual basis, a full written report describing Company's, AFFILIATED COMPANIES’ or any SUBLICENSEE’S technical efforts towards meeting its obligations under the terms of this Agreement.

G.	Add the following after the last sentence of Paragraph 5.4 (“Patent Acknowledgement”):

“Notwithstanding the foregoing, Company shall not be required to mark its products pursuant to the foregoing if Company is marking its products in accordance with its normal business practices and such practices are in accordance with applicable marking laws.”

H.	Delete Item 5 from Exhibit C and replace with:

[…***…]

Development Milestone	Payment
Successful completion of a full Phase I clinical study […***…]	$100,000
[…***…]	[…***…]

2	*Confidential Treatment Requested

[…***…]	[…***…]
Full FDA market approval.	$1,000,000 (which shall be paid in four (4) equal, quarterly installments, the first being on such 120th day).

For the avoidance of doubt, each of the above milestones shall be payable once only upon the first achievement of that milestone by the first Licensed Product or Licensed Service to achieve such milestone. No further payments of a milestone shall be due for subsequent achievement of the same milestones by other Licensed Products or Licensed Services. These milestone payments shall be fully creditable against payments owed by Company to JHU on account of SUBLICENSE CONSIDERATION attributable to milestone payments received by Company from a sublicensee on account of a sublicense under the PATENT RIGHTS.

IN WITNESS WHEREOF, this Amendment shall take effect as of the Amendment Effective Date after it has been executed below by the duly authorized representatives of the parties.

THE JOHNS HOPKINS UNIVERSITY	CAPRICOR

By: /s/ Wesley D. Blakeslee Name: Wesley D. Blakeslee, J.D. Title: Executive Director Johns Hopkins Technology Transfer Date: Dec. 20, 2013	By: /s/ Karen Krasney Name: Karen Krasney Title: EVP, General Counsel Date: Jan. 9, 2014

*Confidential Treatment Requested